Exhibit 99.2

Tortoise Acquisition Corp. Announces Closing of $233,009,170 Initial Public Offering, Including Partial Exercise of Underwriters’ Option to Purchase Additional Units

New York, New York, March 4, 2019 — Tortoise Acquisition Corp. (the “Company”) today announced the closing of its initial public offering (“IPO”) of 23,300,917 units at a price of $10.00 per unit. This includes a partial exercise by the underwriters of their option to purchase up to an additional 3,375,000 units. The units are listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “SHLL.U.” Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, which is expected to be on the 52nd day following the date of the final prospectus relating to the offering, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “SHLL” and “SHLL WS,” respectively.

Barclays, Goldman Sachs & Co. LLC and UBS Investment Bank acted as joint book running managers for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; and UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, email: ol-prospectusrequest@ubs.com, tel: (888) 827-7275.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TORTOISE ACQUISITION CORP.

Tortoise Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the energy industry.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Tortoise Acquisition Corp.

Vince Cubbage

VCubbage@tortoiseadvisors.com